UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

June 12, 2008

US Airways Group, Inc.
(Commission file number: 1-8444)
(Exact Name of Registrant as specified in its charter)
Delaware	54-1194634
(State of Incorporation of the registrant)	(I.R.S. Employer Identification No.)

111 West Rio Salado Parkway, Tempe, Arizona 85281
(Address of principal executive offices)
(480) 693-0800
(Registrant's telephone number, including area code)

US Airways, Inc.
(Commission file number: 1-8442)
(Exact Name of Registrant as specified in its charter)
Delaware	53-0218143
(State of Incorporation of the registrant)	(I.R.S. Employer Identification No.)

111 West Rio Salado Parkway, Tempe, Arizona 85281
(Address of principal executive offices)
(480) 693-0800
(Registrant's telephone number, including area code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

:   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

:   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

:   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

:   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On June 12, 2008, US Airways Group, Inc. (the "Company") announced via press release that it is making additional domestic capacity reductions, reducing headcount and implementing several new revenue and cost-cutting initiatives in response to rising fuel costs.  At current fuel prices, the Company estimates that it will spend an average of $299 in fuel costs alone to carry one mainline passenger on a round trip journey, which is an increase from an average of $151 in 2007 and $70 in 2000.

Capacity Reduction

The Company announced it will reduce its fourth quarter domestic mainline capacity by six to eight percent on a year-over-year basis as opposed to the previously announced two to four percent decrease. The Company also announced that domestic mainline capacity for 2009 is planned to be reduced seven to nine percent from 2008 levels.

The Company intends to reduce the size of the fleet by returning six Boeing 737-300 aircraft by the end of 2008, four Airbus A320 aircraft in the first half of 2009, and the cancellation of leases of two A330-200 wide-body aircraft that had been scheduled for delivery in the second quarter of 2009. The airline is also planning to reduce additional aircraft in 2009 and 2010.

The Company also announced that effective September 3, 2008, it will close most of its Las Vegas night operation, which will reduce daily departures from Las Vegas to 81 flights as of the September 3 schedule change with additional reductions by the end of 2008.

The Company also announced that in connection with its reduction in the number of flights and the size of the fleet, it would require approximately 1,700 fewer positions across the system including approximately 300 pilots, 400 flight attendants, 800 airport employees and 200 staff and management.

Additional Savings

The Company announced plans to close (i) the US Airways Clubs in the Baltimore / Washington International Airport and the Raleigh-Durham International Airport, (ii) arrivals lounges in Munich, Rome, and Zurich, and (iii) cargo stations in Burbank, Colorado Springs and Reno. The Company also intends to revise its wholesale programs for cruise lines, tour operators and consolidators, including reducing the number of agency partners, decreasing discounts, adding tighter restrictions on travel rules, and reducing commissions.

Revenue and Fee Initiatives

The Company also announced the following revenue and fee initiatives today:

   First-Checked-Bag Fee: The Company plans to implement a first-checked-bag service fee of $15. The new fee goes into effect for tickets booked on or after July 9, 2008, and will apply to most customers on flights within the U.S. and to or from Canada, Latin America, and the Caribbean.

   In-Flight Beverage Purchase Program: Effective August 1, 2008, the Company plans to begin selling all non-alcoholic beverages (including sodas, juices, bottled water and coffee) in its domestic coach cabins and increasing the cost of alcoholic beverages.  Complimentary beverages will continue to be served to domestic First Class, US Airways Shuttle, trans-Atlantic Envoy and trans-Atlantic economy class passengers and to unaccompanied minors.

   Call Center Ticket Fees: US Airways has instituted a $25 service fee for domestic tickets and a $35 service fee for international tickets purchased through its call center reservations line, and tickets purchased at airport / city ticket offices will be assessed a $35 (domestic) or $45 (international) service fee.

   Dividend Miles Changes: The Company intends to increase the award redemption processing fee on all Dividend Miles award tickets issued on/after August 6, 2008, and eliminate its special bonus miles program for Preferred status Dividend Miles members.

   Employee Guest Pass Price Increase: While the Company's employees and their eligible dependents will continue to enjoy free travel throughout the airline's domestic and international network, the Company intends to increase fees paid by employees' guests and parents, who travel on a standby basis.

The Company believes that the preceding revenue and fee initiatives combined with the previously announced Choice Seats and second-checked-bag carry programs will generate between $300 million and $400 million annually.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.
US Airways Group, Inc. (REGISTRANT)
Date: June 12, 2008	By: /s/ Janet Dhillon Janet Dhillon Senior Vice President and General Counsel
US Airways, Inc. (REGISTRANT)
Date: June 12, 2008	By: /s/ Janet Dhillon Janet Dhillon Senior Vice President and General Counsel